Exhibit 99.1

For Immediate Release

IRIDEX Chief Financial Officer Resigns to Accept Another Opportunity

MOUNTAIN VIEW, Calif., August 4, 2015 — IRIDEX Corporation (Nasdaq:IRIX) today announced that James H. Mackaness, who had served as chief financial officer since 2008 and as chief operating officer since 2012, has resigned his positions with the Company, effective August 21, 2015, to accept the chief financial officer position at another company. Mr. Mackaness intends to continue to serve in the CFO/COO role through the Company’s second quarter earnings announcement and 10-Q filing.

CEO William M. Moore said, “Jim has been a truly committed executive and great contributor throughout his many years with the company. It was during his tenure that IRIDEX transformed itself into a market-driven company with strong growth potential driven by multiple new product offerings. We will miss Jim but wish him well in his new endeavor, and we will seek to replace him with an outstanding CFO candidate, for whom we are already conducting a search.”

About IRIDEX

IRIDEX Corporation was founded in 1989 and is a worldwide leader in developing, manufacturing, and marketing innovative and versatile laser-based medical systems, delivery devices and consumable instrumentation for the ophthalmology market. We maintain a deep commitment to the success of our customers, with comprehensive technical, clinical, and service support programs. IRIDEX is dedicated to a standard of excellence, offering superior technology for superior results. IRIDEX products are sold in the United States through a direct sales force and internationally through a combination of a direct sales force and a network of approximately 70 independent distributors into over 100 countries. For further information, visit the IRIDEX website at http://www.iridex.com/.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, including those statements concerning the composition of the Company’s management and finance team, any services that Mr. Mackaness may provide to the Company and the duration thereof, the Company’s plans and objectives, and the Company’s financial performance. These statements are not guarantees of future performance and actual results may differ materially from those described in these forward-looking statements as a result of a number of factors. Please see a detailed description of these and other risks contained in our Annual Report on Form 10-K for the fiscal year ended January 3, 2015, which was filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

IRIDEX Contact:	Investor Relations Contact:

Jim Mackaness	Matt Clawson
CFO & COO	Pure Communications, Inc.
650-940-4700	949-370-8500
matt@purecommunicationsinc.com